CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES SECOND QUARTER RESULTS
Second Quarter Revenue Increased 11.6% to $142.6 Million
Reiterates 2026 Revenue Outlook, Raises Gross Margin and Operating Profit Outlook

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the second quarter of 2026.

Second Quarter 2026 Overview
•Revenue increased 11.6% to $142.6 million compared to $127.8 million
•Gross margin increased significantly to 54.3% compared to 27.5%; 2Q26 gross margin included one-time benefits primarily related to IEEPA tariff refunds
•Operating profit increased significantly to $43.2 million compared to $5.9 million
•Diluted earnings per share was $2.49 compared to $0.33

"We delivered a solid second quarter, with improving underlying performance and gross margins in line with our expectations," said R. Scott Tidey, President and Chief Executive Officer. "Net sales increased low double digits as we recovered volumes lost in the prior year, while our ongoing tariff mitigation actions — including our foreign trade zone, sourcing diversification, and pricing actions — supported healthy gross margins. Our reported results also reflect the benefit from IEEPA tariff refunds of which we plan to reinvest a portion into additional programs to drive increased awareness for our brands and demand for our products. We feel good about our momentum heading into the second half of the year and believe our business is well positioned to deliver continued gains and increased shareholder value over the long-term.”

Results of the Second Quarter 2026 Compared to the Second Quarter 2025
Total revenue increased $14.9 million, or 11.6%, to $142.6 million. The revenue increase was primarily driven by higher volumes in the Company’s U.S. Consumer business reflecting recovery from the second quarter of 2025 when retailers paused buying to assess inventory levels and price increases flowing from the tariffs implemented by the United States in April 2025.
Gross profit was $77.5 million, or 54.3% of total revenue, compared to $35.1 million or 27.5% of total revenue. The margin improvement included one-time benefits related to February 2026 United States Supreme Court ruling on IEEPA tariffs. These benefits consist of refunds received of $36.5 million for tariffs paid over the past year, as well as continued sell-through of inventory no longer subject to those tariffs. These benefits are non-recurring and will not persist beyond the sell-through of the affected inventory. Excluding these benefits, gross profit margin would have been 26.1%.
Selling, general and administrative expenses (SG&A) increased to $34.3 million compared to $29.2 million. The increase was primarily driven by higher incentive related personnel costs, as prior year reflected lower expected performance. The current year also includes $1.4 million in accelerated depreciation of the Company's legacy enterprise resource planning (ERP) system.
Operating profit was $43.2 million compared to $5.9 million.
Income tax expense was $10.9 million compared to $1.6 million in the prior year period.
Net income was $33.7 million, or $2.49 per diluted share, compared to $4.5 million, or $0.33 per diluted share.

Cash Flow and Debt
For the six months ended June 30, 2026, net cash provided by operating activities was $61.5 million, compared to $23.8 million used in operating activities for the same period in 2025. The increase was primarily driven by the aforementioned IEEPA tariff refunds and lower working capital mainly due to reduced inventory levels as the prior year included accelerated purchases ahead of tariff uncertainty and lower sell through. The 2025 period also included higher incentive and tax payments related to the prior year.
For the three months ended June 30, 2026, the Company repurchased 97,869 shares of its Class A common stock at prevailing market prices for an aggregate purchase amount of $2.0 million and paid $1.7 million in dividends.
On June 30, 2026, net cash was $51.5 million compared to net debt of $38.7 million on June 30, 2025. Net (cash) debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.

Outlook
Based on first half results, Hamilton Beach is reiterating its outlook for revenue growth to approach mid-single digit range in 2026 inclusive of a partial offset caused by the expiration of the Company’s Bartesian licensing agreement at the end of 2025. Excluding the benefit from IEEPA tariff refunds, our income outlook has improved. Gross margins are now expected to be modestly better than 2025's level versus prior guidance of similar to slightly better. Operating profit is now expected to decline high-single digits on a percentage basis compared to the previous estimate of low-teens inclusive of an incremental $6 million in planned advertising spend in 2026 to support the Company's strategic growth initiatives and approximately $6 million in accelerated depreciation associated with the Company's legacy ERP system. The Company still expects cash flow from operating activities less cash used for investing activities for 2026 to be in the range of $35 million to $45 million.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, August 5, 2026, at 4:30 p.m. Eastern time. The call may be accessed by dialing 833-461-5787 (toll free), International 585-542-9983. Conference ID: 561620015. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex® and Weston®, as well as premium brands Hamilton Beach Professional® and Lotus®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products and CloroxTM home appliances. The Company has multiyear agreements to design, sell, market, and distribute Numilk® plant-based milk makers and Sunkist® commercial juicers and sectionizers. Hamilton Beach Health, which owns HealthBeacon, is expanding the Company's presence in the home health and medical markets through connected medical devices. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from tariffs, inflation, rising interest rates, recessions or economic slowdowns; (2) changes in costs, including transportation costs and tariffs, of sourced products; (3) the Company’s ability to source and ship products to meet anticipated demand; (4) changes in or unavailability of quality or cost effective suppliers; (5) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (6) delays in delivery of sourced products; (7) changes in the sales prices, product mix or levels of consumer purchases of small electric household and specialty housewares appliances; (8) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (9) bankruptcy of or loss of major retail customers or suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) customer acceptance of price increases or delays in the development of new products; (13) product liability, regulatory actions or other litigation, warranty claims or returns of products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2025. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2026	2025	2026	2025
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$142,632	$127,770	$264,595	$261,142
Cost of sales	65,136	92,639	150,907	193,240
Gross profit	77,496	35,131	113,688	67,902
Selling, general and administrative expenses	34,290	29,183	65,514	59,641
Operating profit (loss)	43,206	5,948	48,174	8,261
Interest (income) expense, net	(1,264)	121	(1,342)	49
Other (income) expense, net	(160)	(182)	(66)	(331)
Income (loss) before income taxes	44,630	6,009	49,582	8,543
Income tax expense (benefit)	10,922	1,556	12,335	2,285
Net income (loss)	$33,708	$4,453	$37,247	$6,258

Basic earnings (loss) per share	$2.50	$0.33	$2.75	$0.46

Diluted earnings (loss) per share	$2.49	$0.33	$2.75	$0.46

Basic weighted average shares outstanding	13,496	13,516	13,534	13,642
Diluted weighted average shares outstanding	13,512	13,534	13,551	13,661

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30 2026	DECEMBER 31 2025	JUNE 30 2025
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$101,469	$47,313	$11,338
Trade receivables, net	99,097	110,535	74,093
Inventory	115,125	133,833	160,357
Prepaid expenses and other current assets	14,434	13,052	14,318
Total current assets	330,125	304,733	260,106
Property, plant and equipment, net	25,534	30,253	33,464
Right-of-use lease assets	32,557	34,614	36,956
Goodwill	7,099	7,099	7,099
Deferred income taxes	3,520	3,607	7,513
Other non-current assets	12,451	17,318	18,666
Total assets	$411,286	$397,624	$363,804
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$69,674	$86,376	$76,275
Accrued compensation	8,930	13,956	7,127
Accrued product returns	7,907	7,875	7,072
Lease liabilities	5,560	5,497	5,568
Other current liabilities	13,282	9,529	9,450
Total current liabilities	105,353	123,233	105,492
Revolving credit agreements	50,000	50,000	50,000
Lease liabilities, non-current	34,030	36,416	38,988
Other long-term liabilities	5,169	5,130	5,349
Total liabilities	194,552	214,779	199,829
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	121	119	118
Class B Common stock	36	36	36
Capital in excess of par value	83,389	80,795	78,673
Treasury stock	(38,376)	(35,213)	(33,549)
Retained earnings	177,821	143,888	126,919
Accumulated other comprehensive loss	(6,257)	(6,780)	(8,222)
Total stockholders’ equity	216,734	182,845	163,975
Total liabilities and stockholders’ equity	$411,286	$397,624	$363,804

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED JUNE 30
	2026	2025
	(In thousands)
Operating activities
Net income (loss)	$37,247	$6,258
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	5,406	2,518
Stock compensation expense	2,596	2,008
Other	395	(1,294)
Net changes in operating assets and liabilities:
Trade receivables	11,835	44,391
Inventory	18,274	(33,599)
Other assets	6,500	10,856
Accounts payable	(16,964)	(27,950)
Other liabilities	(3,746)	(26,961)
Net cash provided by (used for) operating activities	61,543	(23,773)
Investing activities
Expenditures for property, plant and equipment	(895)	(1,466)
Net cash provided by (used for) investing activities	(895)	(1,466)
Financing activities
Cash dividends paid	(3,314)	(3,202)
Purchase of treasury stock	(3,163)	(7,347)
Net cash provided by (used for) financing activities	(6,477)	(10,549)
Effect of exchange rate changes on cash and cash equivalents	(15)	602
Cash and cash equivalents
Increase (decrease) for the period	54,156	(35,186)
Balance at the beginning of the period	47,313	46,524
Balance at the end of the period	$101,469	$11,338

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as total debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	JUNE 30 2026	DECEMBER 31 2025	JUNE 30 2025
	(In millions)
Total debt	$50.0	$50.0	$50.0
Less: cash and cash equivalents	$(101.5)	$(47.3)	$(11.3)
Net (cash) debt	$(51.5)	$2.7	$38.7